ABACUS VALUE FUND

6 Bowery Street
New York, NY 10013

July 5, 2005

Michael Miola, Chairman of the Board of Trustees

Northern Lights Fund Trust

c/o Gemini Fund Services, LLC

150 Motor Parkway, Suite 205

Hauppauge, New York 11788

Re:  Abacus Value Fund (the “Fund”), a series of Northern Lights Fund Trust

       Limitation of Annual Operating Expenses of the Fund

Dear Mr. Miola:

               As you are aware, certain service providers to the Fund have undertaken to limit annual operating expenses of the Fund to 2.00% of its average daily net assets.  The service providers, as set forth below, hereby contractually bind themselves, as of the date hereof, to waive or limit their respective fees and to reimburse expenses, exclusive of interest, taxes, brokerage fees, commissions, dividend expense on securities sold short and extraordinary expenses, through August 31, 2006, so that the total annual operating expenses of the Fund do not exceed 2.00%:

Party to Reimburse the Fund	Level of Reimbursement
CLS Investment Firm, LLC and Magnet Investment Group, LLC (Advisor and Sub-Advisor, respectively, of the Fund)	To the extent of fees received, each will reimburse the first 50% of the required expense reimbursement pro rata to fees each receives.
Gemini Fund Services, LLC (“GFS, ” Administrator to the Fund) and Abacus Capital International Corp. (“AICC,” Sub-Distributor of the Fund)

Reimburse the second 50% of the required expense reimbursement equally until AICC has exhausted all of the Rule 12b-1 and shareholder servicing fees received.  To the extent AICC has exhausted its fees, GFS will pay the remainder until it exhaust all of its fees.  To the extent GFS exhausts its fees, AICC will be responsible for the remainder of the reimbursement.

               These limitations are subject to possible reimbursement by the fund, in future years on a rolling three year basis, if such reimbursement can be achieved within the foregoing expense limits.

               We look forward to providing continuing service to the Fund.

Sincerely, Abacus Value Fund ________________________________ Emile R. Molineaux Secretary Northern Light Fund Trust
Approved and accepted by: _______________________________ Jordan Kimmel Managing Member Magnet Investment Group, LLC	________________________________ Todd Clarke President CLS Investment Firm, LLC
_______________________________ Michael J. Wagner President Gemini Fund Services, LLC	_______________________________ Thomas Sung President Abacus International Corp.